UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2025

TruGolf Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40970	85-3269086
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 North 1400 West Centerville, Utah	84014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 298-1997

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	TRUG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed, TruGolf Holdings, Inc. (the “Company”), received a deficiency letter from the staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that the listing of its Class A common stock was not in compliance with: (i) the minimum Market Value of Publicly Held Shares requirement set forth in Nasdaq Listing Rule 5450(b)(2)(C); (ii) the minimum bid price requirement of $1.00 per share set forth in Nasdaq Listing Rule 5450(a)(1); and (iii) the minimum shareholders’ equity requirement set forth in Nasdaq Listing Rule 5450(b)(1)(A).

The Company requested a hearing before a Nasdaq hearing panel (the “Panel”) to present a plan to regain compliance with all the continued listing requirements of Nasdaq and such hearing was held May 15, 2025. On May 30, 2025, the Panel provided the Company a temporary exception to regain compliance with the Bid Price Rule until July 8, 2025 and with the MVPHS Rule and Equity Rule until July 30, 2025. In addition, the Panel directed that the Company’s listing be transferred to the Nasdaq Capital Market, effective at the open of business on June 3, 2025.

On July 17, 2025, the Panel confirmed that the Company had regained compliance with the minimum bid price requirement of $1.00 per share set forth in Nasdaq Listing Rule 5550(a)(2), as required by the Panel’s decision.

With respect to the remaining deficiencies, the Company has completed the following actions to regain compliance with the Nasdaq Capital Market continued listing rules.

On April 21, 2025, the Company entered into agreements with the holders of approximately $3.9 million in outstanding notes payable (including accrued interest) (the “Affiliate Notes”) originally issued in November 2022, including officers and directors of the Company, pursuant to which such note holders converted all outstanding amounts payable to such note holders into (i) 165,663 shares of the Company’s Class B common stock, with respect to $2.6 million in principal and interest of such notes payable, and into (ii) 84.662 shares of Class A common stock, with respect to $1.3 million in principal and interest of such notes payable, in each case at a conversion price of $15.602 per share, which was the above closing price of the Company’s Class A common stock prior to conversion.

On July 21, 2025, the holders of certain of the Company’s convertible notes in aggregate amount of $3,938,311 (the “Convertible Notes”) were exchanged into 3,938 shares of the Company’s Series A Preferred Stock.

On July 21, 2025, a holder of the Company’s outstanding warrants to purchase shares of the Company’s Series A Preferred Stock (the “Preferred Warrant”) agreed to exercise for cash proceeds of approximately $5.0 million of such Preferred Warrant for 5,555 shares of Series A Preferred Stock.

As a result of the exchange of the Affiliate Notes for common stock and the Convertible Notes for Series A Preferred Stock, and the exercise of the Preferred Warrant for cash, as of the date of this Current Report, the Company believes it has stockholders’ equity well in excess of the $2.5 million requirement for continued listing pursuant to Listing Rule 5550(b)(1).

As of July 29, 2025, the Company has 872,919 shares of Class A common stock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2025	TRUGOLF HOLDINGS, INC.

	By:	/s/ Christopher Jones
	Name:	Christopher Jones
	Title:	Chief Executive Officer